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                        CATELLUS DEVELOPMENT CORPORATION


                               September 19, 1996



Mr. David J. Gilbert
Sr. Real Estate Investment Officer
California Public Employees' Retirement System
400 P Street, Room 3492
Sacramento, California  95814

Dear Mr. Gilbert:

         In my capacity as the Chief Financial Officer of the Catellus Development Corporation ("Catellus"), you have advised me that you need additional financial material and data to assist you in connection with formulating your advice with respect to certain investment decisions pertaining to Catellus now confronting CalPERS. In particular, CalPERS is considering whether to elect to tender a portion of the Catellus Series A Convertible Common Preferred Stock for partial redemption or to elect to convert that stock into Catellus Common Preferred Stock. To assist you in analyzing these matters on behalf of CalPERS, you have requested that we supply you with valuation materials concerning certain of Catellus' properties. Those matters are contained in a binder which we have prepared dated September 9, 1996 (the "Binder").

         In order to induce Catellus to deliver the Binder to you, you hereby agree that you shall not disclose any information in the Binder to third parties, if it is not public knowledge. You also agree that you will only use the information contained in the Binder in connection with the above-referenced investment decisions. Finally, you agree that you will not make copies of the materials in the Binder, except if Catellus so authorizes in writing. You also agree that you will return the Binder and any copies thereof to Catellus upon your completion of the analysis referenced above.

                                Very truly yours,


                                By:   /s/ Stephen P. Wallace
                                   ------------------------------------------
                                      Stephen P. Wallace
                                      Senior Vice President &
                                      Chief Financial Officer
                                      Catellus Development Corporation


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Agreed and accepted
this 25 day of September, 1996


By: /s/ David J. Gilbert
    -------------------------------------------------
    David J. Gilbert
    California Public Employees' Retirement System



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